UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2008

LaPolla Industries, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-31354	13-3545304
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Intercontinental Business Park
15402 Vantage Parkway East, Suite 322, Houston, Texas  77032
(Address of Principal Executive Offices and Zip Code)

(281) 219-4700
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LAPOLLA INDUSTRIES, INC.
FORM 8-K
JULY 1, 2008

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SECTION 2 – FINANCIAL INFORMATION

Item 2.01  Completion of Acquisition or Disposition of Assets.

Acquisition of Assets of AirTight Marketing and Distribution, Inc.

On July 1, 2008, LaPolla Industries, Inc. (the “Company” or “LaPolla”) entered into and closed an Amended and Restated Asset Purchase Agreement (“Asset Purchase Agreement”) with AirTight Marketing and Distribution, Inc., a Georgia corporation (“AirTight”) and its stockholders, Larry P. Medford and Ted J. Medford (“Shareholders”), wherein the Company agreed to pay $1,500,000 in cash and issue 2,000,000 shares of restricted common stock, par value $.01, in exchange for all of the assets of AirTight (the “Transaction”). Refer to Exhibit 10.1 for the complete text of the Asset Purchase Agreement.

Prior to the acquisition of the assets of AirTight, AirTight was a leading spray foam insulation distributor located in Rutledge, Georgia and provided a turn-key start-up and training program for spray foam insulators. LaPolla acquired AirTight’s customer base which includes commercial and residential spray foam insulation contractors. The basic assets purchased from AirTight include, but are not limited to, trademarks, customers, inventories, equipment, accounts receivable, and goodwill.

SECTION 8 – OTHER EVENTS

Item 8.01.  Other Events

Material Compensatory Plan for Executive

In connection with the AirTight Asset Purchase described above, the Company entered into an Executive Employment Agreement (“Employment Agreement”) and Stock Option Agreement (“Option Agreement”) with Ted J. Medford, both of which are summarized below. The full text of each respective agreement is attached as an exhibit, and the following summaries are qualified in their entirety by reference to each such exhibit.

(i)           Employment Agreement.  The Employment Agreement commenced on July 1, 2008 and ends December 31, 2012 (“Term”). Mr. Medford is the Vice President of the new AirTight Division.  He is entitled to a base salary of $240,000 per year and is eligible to earn bonuses subject to meeting certain criteria (as defined in the Employment Agreement).  If Mr. Medford is terminated by the Company without cause during the Term, he is entitled to: (i) an amount equal to four (4) months annual base salary, (ii) a Pro-Rated Bonus which shall be the product of (I) any Bonuses or Awards described in the agreement, which he can show that he reasonably would have received had he remained in such executive capacity with the Company through the end of the calendar year or four (4) months after the Date of Termination, whichever is greater, in which occurs his Date of Termination, multiplied by (II) a fraction, the numerator of which is the number of days in the calendar year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365, but only to the extent not previously vested, exercised and/or paid, (iii) for four (4) months following the Date of Termination, Company shall continue to provide medical and dental benefits only to him (and, to the extent applicable, to his family) on the same basis as such benefits are provided during such period to the senior executive officers of Company.  If the Company or any successor terminates his agreement at any time during the Term following a Change in Control of the Company, Mr. Medford is entitled to (i) an amount equal to one year Annual Base Salary or the Annual Base Salary which would otherwise be payable over the remaining term of his agreement, whichever is lesser; (ii) any Bonuses that he can show that he reasonably would have received had the Company not undergone a change in control for the particular calendar year in which the change in control took place; (iii) any Awards (including substituted shares of the acquiring or surviving Company in the case of a merger or acquisition) held by him that have not vested in accordance with their terms, which he can show that reasonably would have vested had the Company not undergone a change in control for the particular calendar year in which the change in control took place, will become fully vested and exercisable at the time of such termination. The Employment Agreement also includes nonsolicitation, noncompetition, and ownership of developments provisions.

(ii)           Stock Option Agreement.  This Option Agreement commenced on July 1, 2008 (“Grant Date”) and expires in 5 years. Ted J. Medford was granted an 800,000 stock option under the Company’s Equity Incentive Plan, as amended (“Plan”), for the purchase of common stock, at an exercise price of $.74 per share (equal to 100% of closing price of Company’s common stock as traded on the NASDAQ OTC Bulletin Board on the Grant Date) which vests subject to meeting certain thresholds and revenue targets on an annual basis (as defined in the Stock Option Agreement). If Mr. Medford voluntarily terminates his employment, any unexercised options granted will terminate, whether vested or unvested.

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SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01  Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

The financial statements required to be filed hereunder will be filed by amendment no later than 75 calendar days after July 1, 2008.

(b)	Pro Forma Financial Information

The pro forma financial information required to be filed hereunder will be filed by amendment no later than 75 calendar days after July 1, 2008.

(d)	Exhibits

See Index of Exhibits.

Index

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 7, 2008	LAPOLLA INDUSTRIES, INC.

/s/ Michael T. Adams
Michael T. Adams
Executive Vice President

Index

INDEX OF EXHIBITS

Exhibit Number	Description

10.1	Amended and Restated Asset Purchase Agreement between LaPolla Industries, Inc., AirTight Marketing and Distribution, Inc., Larry P. Medford, and Ted J. Medford dated July 1, 2008.
10.2	Executive Employment Agreement between LaPolla Industries, Inc. and Ted J. Medford dated July 1, 2008.
10.3	Stock Option Agreement between LaPolla Industries, Inc. and Ted J. Medford dated July 1, 2008.
99.1	Press Release about LaPolla Closing AirTight Asset Purchase dated July 1, 2008